Exhibit 99.1

August 8, 2016

A. O. Smith acquires water treatment company Aquasana

Milwaukee, Wis.—A. O. Smith Corporation (NYSE:AOS) today announced it completed the purchase of Texas-based Aquasana, Inc. from consumer-focused private equity firm L Catterton for $87 million in cash on a debt/cash-free basis. The purchase price is subject to a customary net working capital adjustment.

Aquasana designs, assembles and markets premium performance water treatment products, including whole-house treatment systems, drinking water solutions for at home and on-the-go, and shower filters. Aquasana sells its products directly primarily to U.S. consumers through an on-line website, as well as through retail outlets and distributors.

A. O. Smith expects the acquisition to be neutral to earnings per share in 2016, excluding one-time after-tax purchase accounting charges and professional fees related to the acquisition of approximately $1 million.

“This acquisition fits squarely within our stated strategy to expand our core product offerings to new geographies that present growth opportunities. We believe the water quality needs for U.S. consumers are evolving as aging water infrastructure and consumer awareness highlight the increasing number of unhealthy drinking water situations,” Ajita G. Rajendra, chairman and chief executive officer, observed. “Aquasana’s products today address a full range of water quality issues and acquiring Aquasana is a significant first step to bringing our industry-leading reverse osmosis water treatment technology and innovative product development capabilities to the large and growing U.S. market.”

Aquasana 2016 sales are expected to be approximately $44 million, including approximately 35 percent comprised of consumable water treatment filters. The purchase price represents a multiple of two times expected 2016 sales. A. O. Smith expects to achieve approximately $25 to $30 million of annual revenue synergies over the next two to three years driven by the strength of the combined product lines and by leveraging all of the distribution channels of the combined organization.

“Our acquisition of Aquasana expands our growing global water treatment business, with expected combined proforma 2016 revenues of approximately $200 million,” Rajendra continued. “A. O. Smith brings its global presence, manufacturing expertise, and retail/wholesale relationships to Aquasana’s experienced management team, direct-to-consumer selling competencies, and premium water treatment brand in the U.S.,” he added.

Highlights of the transaction:

•	Access to the approximately $2 billion U.S. residential water treatment market (composed of softeners and filters): The fragmented U.S. residential water treatment industry is composed of many participants, none of whom have a clear leadership position;

•	Fast-growing U.S. water treatment company with direct-to-consumer selling and internet merchandising competencies as well as a premium water treatment brand: Aquasana is a leader in the direct-to-consumer residential water treatment portion of the industry. The company’s trailing three year revenue compound annual growth rate (CAGR) is approximately 19 percent. The premium Aquasana® brand consistently ranks at the top of consumer surveys for quality, effectiveness, and taste;

•	Value creation and synergy opportunities: A. O. Smith expects annual revenue synergies from cross selling and global expansion opportunities to be $25 to $30 million in the next two to three years. Aquasana’s high performance products, including point-of-use carbon filtration and whole-house water treatment systems, are sold primarily in the U.S. and are complementary to A. O. Smith’s line of premium quality reverse osmosis products that currently have a leading position in China;

•	Financing and financial targets: A. O. Smith used available borrowing capacity on its $400 million revolving credit facility to fund the $87 million debt-free acquisition. A. O. Smith believes Aquasana’s organic revenue, including synergies, could reach $100 million in 2019. The transaction is expected to achieve a return in excess of A. O. Smith’s cost of capital in the third year after completing the acquisition. As a result of the acquisition, the company modified its previously stated share repurchase target and now expects to repurchase approximately $135 million of its shares in 2016.

Todd Bartee, chief executive officer of Aquasana, commented, “We are extremely excited about the benefits of combining with such a compelling partner like A. O. Smith. This combination will enhance Aquasana’s reach to a much broader base of customers and extend our healthy living brand, as well as enhance the positive future prospects for our employees, customers and suppliers.”

Aquasana’s executive and marketing team operate out of Austin, Texas, and the company’s sales, customer service and operations hub is located in Haltom City, Texas.

Forward-looking statements

This release contains statements that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “guidance” or words of similar meaning. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following: a further slowdown in the growth rate of the Chinese economy; potential weakening in the high efficiency boiler segment in the U.S.; significant volatility in raw material prices; inability for the company to implement or maintain pricing actions; potential weakening in U.S. residential or commercial construction or instability in the company’s replacement markets; uncertain costs, savings and timeframes associated with the company’s implementation of the new enterprise resource planning system; foreign currency fluctuations; the company’s ability to execute its acquisition strategy; competitive pressures on the company’s businesses; and adverse general economic conditions and capital market deterioration. Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is a global leader applying innovative technology and energy-efficient solutions to products manufactured and marketed worldwide. The company is one of the world’s leading manufacturers of residential and commercial water heating equipment, as well as a manufacturer of water treatment products. For more information visit www.aosmith.com.